Exhibit 99.1
Date: September 9, 2010
Contact: Michael J. McCann, Chief Financial Officer, (337) 235-2452
PHI, Inc. Announces Tender Offer and Consent Solicitation for Senior Notes
Lafayette, Louisiana — September 9, 2010 — PHI, Inc. (The Nasdaq Global Market: PHII (voting) and PHIIK (non voting)) today announced that it is commencing a cash tender offer (the “Offer”) for all of its outstanding $200,000,000 aggregate principal amount of 7.125% Senior Notes due 2013 (the “Notes”) on the terms and subject to the conditions set forth in PHI’s Offer to Purchase and Consent Solicitation Statement (the “Offer to Purchase”).
PHI is also soliciting consents for proposed amendments to the indenture under which the Notes were issued that would eliminate most of the restrictive covenants and certain events of default contained in the indenture. The proposed amendments to the indenture will be set forth in a supplemental indenture and are described in more detail in the Offer to Purchase. The supplemental indenture will not be executed unless and until PHI has received consents from holders of a majority of outstanding principal amount of the Notes (excluding any Notes owned by PHI or a Subsidiary or a Related Person, as defined in the indenture), and the amendments will not become operative unless and until PHI has purchased these Notes pursuant to the Offer to Purchase. Holders who tender their Notes will be deemed to consent to the proposed amendments, and holders who consent will be required to tender their Notes.
Consummation of the Offer is subject to the satisfaction or waiver of a number of conditions, including execution of the supplemental indenture and satisfactory financing arrangements in at least an amount that will be sufficient to purchase the Notes tendered in the Offer.
The Offer will expire at 12:00 midnight, New York City time, on October 6, 2010, unless extended (such date and time, as they may be extended, the “Expiration Time”) or terminated by PHI. The consent solicitation will expire at 5:00 p.m., New York City time, on September 22, 2010, unless extended (such date and time, as they may be extended, the “Consent Expiration”).
The total consideration for each $1,000 principal amount of Notes tendered and accepted for payment pursuant to the Offer is $1,038.13, plus accrued and unpaid interest up to, but not including, the date of payment for such Notes. A portion of the total consideration is a consent payment in the amount of $30 per $1,000 principal amount of Notes for delivering consents to the proposed amendments to the indenture prior to the Consent Expiration. PHI will pay the total consideration on a business day it selects following both the Consent Expiration and the satisfaction or waiver of the conditions to closing of the Offer.
Holders that tender their Notes after the Consent Expiration but prior to the Expiration Time will be eligible to receive only the purchase price of $1,008.13 per $1,000 principal amount of Notes, plus accrued and unpaid interest. If PHI accepts these Notes for purchase, it will pay the purchase price promptly after the Expiration Time.

Notes tendered and related consents may be withdrawn prior to 5:00 p.m., New York City time, on September 22, 2010, unless extended, except in limited circumstances where withdrawal rights are required by law.
UBS Investment Bank is acting as the dealer manager, and Global Bondholder Services Corporation is the information agent and depositary for the Offer. Requests for documentation should be directed to Global Bondholder Services Corporation at (866) 540-1500 (toll free) (banks and brokerage firms please call (212) 430-3774). Questions regarding the tender offer and consent solicitation should be directed to UBS Investment Bank at (888) 719-4210 (U.S. toll-free) or (203) 719-4210 (collect), attention: Liability Management Group.
This announcement is not an offer to purchase, a solicitation of an offer to purchase or a solicitation of consents with respect to any Notes. The Offer is being made solely by the Offer to Purchase, which sets forth the complete terms and conditions of the tender offer and consent solicitation.
PHI provides helicopter transportation and related services to a broad range of customers, including the oil and gas industry and air medical industry, and also provides third-party maintenance services to select customers. PHI Voting Common Stock and Non-Voting Common Stock are traded on The Nasdaq Global Market (symbols PHII and PHIIK).
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